Subsidiary                          State of Incorporation   D/B/A

Diversified NY IPA, Inc.            New York             None
Diversified Pharmaceutical
   Services (Puerto Rico), Inc.     Puerto Rico          None
Diversified Pharmaceutical
   Services, Inc.                   Minnesota            None
ESI Canada Holdings, Inc.           New Brunswick,
                                      Canada             None
ESI Canada, Inc.                    New Brunswick,
                                      Canada             None
ESI Claims, Inc.                    Delaware             None
ESI Mail Pharmacy Services, Inc.    Delaware             None
ESI Utilization Management Co.      Delaware             None
Express Scripts Sales
   Development Co.                  Delaware             None
Express Scripts Specialty
   Distribution Services, Inc.      Delaware             None
Express Scripts Vision
   Corporation                      Delaware             ESI Vision Care
IVTx, Inc.                          Delaware             Express Scripts
                                                            Infusion Services
Great Plains Reinsurance
   Company                          Arizona              None
Practice Patterns Science, Inc.     Delaware             None
Value Health, Inc.                  Delaware             None
ValueRx of Michigan, Inc.           Michigan             None
YourPharmacy.com, Inc.              Delaware             None
607486 Alberta Ltd.                 Alberta, Canada      None